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                                                                     Exhibit 4.1

                      RESOLUTION OF THE BOARD OF DIRECTORS
                                    APPROVING
                            THE DESIGNATION STATEMENT
                                   RELATING TO
                      SERIES A CONVERTIBLE PREFERRED STOCK

      WHEREAS, the Amended and Restated Certificate of Incorporation of 24/7 Real Media, Inc., a Delaware corporation (the "CORPORATION"), as amended to the date hereof (the "CERTIFICATE OF INCORPORATION") authorizes the Corporation to issue a total of 10,000,000 shares of preferred stock, par value $0.01 per share ("PREFERRED STOCK"), which may be divided into one or more classes and/or series as the Corporation's Board of Directors (the "BOARD") may determine;

      WHEREAS, the Certificate of Incorporation expressly vests in the Board of Directors the authority to fix the powers, designations, preferences, rights and qualifications, limitations or restrictions, of the Preferred Stock; and

      WHEREAS, the Board of Directors deems it advisable to designate a series of the Preferred Stock consisting of Seven Hundred Thousand (700,000) shares designated as Series A Convertible Preferred Stock;

      NOW, THEREFORE, IT IS HEREBY RESOLVED, that pursuant to Article Fourth of the Certificate of Incorporation, there be and hereby is authorized and created, pursuant to the terms of this designation statement (this "DESIGNATION STATEMENT") a series of Preferred Stock, which series shall have the powers, designations, preferences, voting rights, relative and other special rights, and the qualifications, limitations and restrictions set forth below:

      SERIES A CONVERTIBLE PREFERRED STOCK. Seven Hundred Thousand (700,000) of the authorized shares of Preferred Stock of the Corporation are hereby designated "Series A Convertible Preferred Stock", $0.01 par value per share (the "SERIES A PREFERRED STOCK"). The powers, designations, preferences, relative and other special rights, and the qualifications, limitations and restrictions and other matters relating to the Series A Preferred Stock are as follows:

      1. DEFINITIONS. For purposes of this Designation Statement, the following definitions apply:

            1.1 "ACQUIRING STOCKHOLDER" shall mean, with respect to a Combination Transaction, a stockholder or stockholders of the Corporation that
(i) merges or combines with the Corporation in such Combination Transaction or
(ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such Combination Transaction.

            1.2 "CLOSING DISCOUNTED COMMON STOCK PRICE" shall mean a price per share of $0.20535.

            1.3 "COMBINATION TRANSACTION" shall mean a reorganization, consolidation, merger or similar transaction or series of related transactions.

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            1.4 "COMMON STOCK" shall mean the Common Stock, par value $0.01 per share, of the Corporation.

            1.5 "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

            1.6 "COMMON STOCK EVENT" shall mean, at any time or from time to time after the Original Issue Date for the Series A Preferred Stock, (i) the issue by the Corporation of additional shares of Common Stock in connection with a Common Stock Dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

            1.7 "DISTRIBUTION" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock). A Permitted Repurchase (defined below) is not a Distribution.

            1.8 "DIVIDEND ACCRUAL DATE" shall mean the first day of each calendar month.

            1.9 "DIVIDEND RATE" shall mean a dollar amount per share equal to six percent (6%) of the Original Issue Price for the Series A Preferred Stock, per annum, for the Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series A Preferred Stock).

            1.10 "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Corporation for the Series A Preferred Stock, and the date on which the first share of Series A-1 Preferred Stock is issued by the Corporation for the Series A-1 Preferred Stock.

            1.11 "ORIGINAL ISSUE PRICE" shall mean $10.00 per share for the Series A Preferred Stock, and $10.00 per share for the Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to such series of Preferred Stock).

            1.12 "PERMITTED REPURCHASES" shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a Subsidiary that are subject to restricted stock purchase agreements, stock option exercise agreements or similar agreements under which the Corporation has the option to repurchase such shares.

            1.13 "PURCHASED SHARE NUMBER" shall mean the sum of: (A) the number of shares of Series A Preferred Stock originally issued under the Series A Purchase Agreement from time to time (not including any shares of Series A Preferred Stock issued upon conversion of Series A-1 Preferred Stock), plus (B) the number of Shares of Series A-1 Preferred Stock issued on the Original Issue Date for the Series A-1 Preferred Stock (the Purchased Share Number shall be proportionately adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Series A Preferred Stock).


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            1.14 "SERIES A-1 DESIGNATION" shall mean the resolutions adopted by the Board authorizing the Series A-1 Preferred Stock, as filed with the Delaware Secretary of State.

            1.15 "SERIES A-1 PREFERRED STOCK" shall mean the Series A-1 Preferred Stock, par value $0.01 per share, of the Corporation.

            1.16 "SERIES A PURCHASE AGREEMENT" shall mean that certain Series A and Series A-1 Preferred Stock and Common Stock Warrant Purchase Agreement dated on or about July 1, 2002 by and among the Corporation and the persons and entities listed on Exhibit A thereto.

            1.17 "STOCKHOLDER APPROVAL DATE" shall mean the first to occur of:
(i) the first date that shares of Series A-1 Preferred Stock convert into Series A Preferred Stock; and (ii) the date the Corporation receives a valid "Redemption Request" (as defined in Section 6.1 of the Series A-1 Designation) delivered pursuant to Section 6.1 of the Series A-1 Designation.

            1.18 "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

      2.    DIVIDEND RIGHTS.

            2.1 CUMULATIVE DIVIDEND PREFERENCE. The holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, cumulative dividends at the annual Dividend Rate for the Series A Preferred Stock, prior and in preference to the payment of any dividend or other Distribution on the Common Stock (other than a Common Stock Dividend). Such dividends shall begin accruing on each share of Series A Preferred Stock on the first Dividend Accrual Date occurring after the date on which such share of Series A Preferred Stock is issued by the Corporation, and shall accrue on each subsequent Dividend Accrual Date thereafter until paid, whether or not earned or declared. For purposes of the preceding sentence, any share of Series A Preferred Stock that is issued upon conversion of a share of Series A-1 Preferred Stock shall be deemed to have been issued by the Corporation on the date on which such share of Series A-1 Preferred Stock was issued by the Corporation. No accumulation of dividends on the Series A Preferred Stock shall compound or bear any interest. Unless the full amount of any accrued and unpaid dividends accrued on the Series A Preferred Stock shall have been paid or declared in full and a sum sufficient for the payment thereof reserved and set apart, no dividend (other than a Common Stock Dividend) shall be paid or declared, and no Distribution shall be made, on any Common Stock; PROVIDED, HOWEVER, that this restriction shall not apply to Permitted Repurchases. Payments of any accrued dividends to the holders of the Series A Preferred Stock and the Series A-1 Preferred Stock shall be made pro rata, on an equal priority, pari passu basis.

            2.2 PARTICIPATION RIGHTS. In the event that the Corporation shall declare a dividend or other Distribution on the Common Stock out of funds legally available therefor (other than a Common Stock Dividend), then the holders of the then outstanding Series A Preferred Stock shall be entitled to a proportionate share of any such dividend or other


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Distribution as though each holder of such Series A Preferred Stock was the holder of the greatest whole number of shares of Common Stock issuable upon conversion pursuant to Section 5 of all such shares of Series A Preferred Stock held by such holder, as of the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or other Distribution.

            2.3 NON-CASH DIVIDENDS. Whenever a dividend provided for in this
Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board, provided that dividends payable in securities (other than Common Stock Dividends, dividends declared and paid on the Series A Preferred Stock that are payable in shares of Series A Preferred Stock, and dividends declared and paid on the Series A-1 Preferred Stock that are payable in shares of Series A-1 Preferred Stock) shall be valued in the manner set forth in Sections 3.4(a) and (b) hereof.

            2.4 PAYMENT ON CONVERSION. If the Corporation shall have accrued but unpaid dividends with respect to any Series A Preferred Stock upon its conversion as provided in Section 5, then, to the extent such dividends have not been declared, all such accrued but unpaid dividends on such converted shares of Series A Preferred Stock shall be cancelled.

      3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation's stockholders (the "AVAILABLE FUNDS AND ASSETS") shall be distributed to stockholders in the following manner:

            3.1 LIQUIDATION PREFERENCE. The holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price for the Series A Preferred Stock plus all accrued but unpaid dividends on the Series A Preferred Stock. The Series A-1 Preferred Stock shall rank on parity with the Series A Preferred Stock with respect to the liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and the Series A-1 Preferred Stock of their full preferential amounts, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and the Series A-1 Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences.

            3.2 PARTICIPATION RIGHTS. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock and Series A-1 Preferred Stock of their full liquidation preference amounts payable pursuant to Section 3.1 above for the Series A Preferred Stock, and pursuant to
Section 3.1 of the Series A-1 Designation for the Series A-1 Preferred Stock, in connection with a liquidation, dissolution or winding up of the Corporation, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this


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purpose: (a) each holder of outstanding Series A-1 Preferred Stock will be deemed to hold (in lieu of their Series A-1 Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock issuable upon conversion of all the Series A-1 Preferred Stock held by such holder, in each case as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution, and assuming for this purpose that the "Automatic Conversion Date" (as such term is defined in the Board resolutions designating the Series A-1 Preferred Stock filed with the Delaware Secretary of State pursuant to the Delaware General Corporation Law) is such record date, and (b) each holder of outstanding Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock), the greatest whole number of shares of Common Stock issuable upon conversion of such holder's Series A Preferred Stock pursuant to Section 5, as of the record date fixed for the determination of holders of Common Stock entitled to receive such distribution; UNTIL SUCH TIME AS: (x) in the case of the Series A-1 Preferred Stock, each holder of then outstanding Series A-1 Preferred Stock shall have received, in distributions made in connection with such liquidation, dissolution or winding up, an aggregate amount per share of Series A-1 Preferred Stock held equal to three (3) times the Original Issue Price for the Series A-1 Preferred Stock (such aggregate dollar amount to include all amounts previously paid to such holder pursuant to the liquidation preference of the Series A-1 Preferred Stock including without limitation any dividends paid thereon), and (y) in the case of the Series A Preferred Stock, each holder of then outstanding Series A Preferred Stock shall have received, in distributions made in connection with such liquidation, dissolution or winding up, an aggregate amount per share of Series A Preferred Stock held equal to three (3) times the Original Issue Price for the Series A Preferred Stock (such aggregate dollar amount to include all amounts previously paid to such holder pursuant to the liquidation preference of the Series A Preferred Stock including without limitation any dividends paid thereon); AFTER WHICH TIME the holders of then outstanding Common Stock shall be entitled to receive all the remaining Available Funds and Assets (if any) pro rata according to the number of outstanding shares of Common Stock then held by each of them.

            3.3 MERGER OR SALE OF ASSETS. Each of the following transactions shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3 (and in the case of a transaction described in Section 3.3(a) below, the Available Funds and Assets shall be the consideration paid by the acquiror in such transaction): (a) a Combination Transaction in which the Corporation is a constituent corporation if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (OTHER THAN any such securities that are held by an Acquiring Stockholder) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale of all or substantially all of the assets of the Corporation (each of the foregoing transactions, a "SALE TRANSACTION").


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            Notwithstanding the foregoing or the provisions of Section 5.7 below, if any of the above described transactions are approved by both: (a) the vote of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting as a single class, and (b) a vote sufficient under the Delaware General Corporation Law, the Certificate of Incorporation (including this Designation Statement) and the Bylaws of the Corporation to approve such transaction, THEN the rights of the holders of Common Stock and the Series A Preferred Stock with respect to such transaction will be governed by the documents to be entered into in connection with such transaction.

            The Corporation shall not enter into any Sale Transaction that does not provide for the treatment of the holders of Series A Preferred Stock in a manner consistent with the provisions of this Section 3 (including, without limitation, the provisions in the second sentence of this Section 3.3). In the event that the requirements of the immediately preceding sentence are not complied with in connection with a Sale Transaction, the Corporation shall forthwith either: (x) cause the closing of Sale Transaction to be postponed until such time as such requirements have been complied with, or (y) cancel such Sale Transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferrences and privileges existing immediately prior to the latest date on which the notice referred to in Section 3.5 below with respect to such Sale Transaction could be given in compliance with the provisions of such
Section 3.5.

            3.4 NON-CASH CONSIDERATION. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, EXCEPT THAT any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

                  (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                        (i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending three (3) trading days prior to the distribution; and

                        (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty (20) trading day period ending three (3) trading days prior to the distribution; and

                        (iii) if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.


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                  (b) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

                  (c) Any determination in good faith by the Board pursuant to this Section 3.4 shall be conclusive and final and shall be binding on the Corporation and all stockholders thereof.

            3.5 NOTICE. Written notice of any liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3, stating the nature of such liquidation, dissolution or winding up, and specifying the anticipated effective date of such liquidation, dissolution or winding up, shall be given in the manner specified in Section 5.12 hereof at least twenty (20) days prior to, and no more than sixty (60) days prior to, the effective date of such liquidation, dissolution or winding up.

      4.    VOTING RIGHTS.

            4.1 SERIES A PREFERRED STOCK. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

            4.2 GENERAL. Subject to the other provisions of this Designation Statement, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

            4.3   BOARD OF DIRECTORS ELECTION AND REMOVAL.

                  (a)   ELECTION OF DIRECTORS. So long as:

                        (i) the total number of outstanding shares of Series A Preferred Stock (assuming the prior conversion of all then outstanding shares of Series A-1 Preferred Stock into Series A Preferred Stock) is equal to or greater than thirty three percent (33%), but less than sixty-seven percent (67%), of the Purchased Share Number, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation; and


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                        (ii) the total number of outstanding shares of Series A
Preferred Stock (assuming the prior conversion of all then outstanding shares of Series A-1 Preferred Stock into Series A Preferred Stock) is equal to or greater than sixty-seven percent (67%) of the Purchased Share Number, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation.

            The directors of the Corporation which the holders of Series A Preferred Stock are entitled to elect pursuant to this Section 4.3 shall be collectively referred to herein as the "SERIES A DIRECTORS."

                  (b)   QUORUM; REQUIRED VOTE.

                        (i) QUORUM. At any meeting held for the purpose of electing the Series A Directors, the presence in person or by proxy of the holders of a majority of the shares of the Series A Preferred Stock then outstanding shall constitute a quorum for the election of the Series A Directors.

                        (ii) REQUIRED VOTE. With respect to the election of the Series A Directors by the holders of the outstanding shares of Series A Preferred Stock, that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of the Series A Preferred Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Series A Preferred Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Series A Preferred Stock.

                  (c) VACANCY. If there shall be any vacancy in the office of a director elected or to be elected by the holders of the Series A Preferred Stock, then a director to hold office for the unexpired term of such directorship may be elected by either: (i) the required vote of holders of the shares of such Series A Preferred Stock specified in subsection 4.3(b)(ii) above that are entitled to elect such director, or, (ii) if the vacancy is not due to the removal of a director, the remaining Series A Director (if any) in office (provided that if there shall be no Series A Director remaining in office, then a director to hold office for the unexpired term of such directorship shall be elected as provided in subsection 4.3(c)(i) above).

                  (d) REMOVAL. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of the Series A Preferred Stock or by any Series A Director, may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of the Series A Preferred Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 4.3(c).

                  (e) PROCEDURES. Any meeting of the holders of the Series A Preferred Stock, and any action taken by the holders of the Series A Preferred Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.3, shall be held in


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accordance with the procedures and provisions of the Corporation's Bylaws, the
Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

            4.4 PROTECTIVE PROVISIONS. So long as the total number of outstanding shares of Series A Preferred Stock (assuming the prior conversion of all then outstanding shares of Series A-1 Preferred Stock into Series A Preferred Stock) is equal to or greater than twenty-five percent (25%) of the Purchased Share Number, the Corporation shall not, without the prior approval, by vote or written consent, of the holders of a majority of the Series A Preferred Stock then outstanding, voting as a separate class:

                  (a) amend its Certificate of Incorporation or Bylaws in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Stock so as to adversely affect any of the rights, preferences, privileges or restrictions of such series of Preferred Stock;

                  (b) reclassify any outstanding shares of capital stock of the Corporation into shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock;

                  (c) take any action that authorizes, creates or results in the issuance of any other equity security, including any other security convertible into or exercisable for any equity security, having any rights, preferences or privileges that are senior to or on a parity with the Series A Preferred Stock;

                  (d) increase or decrease (other than pursuant to Section 6.1 below) the total number of authorized shares of Series A Preferred Stock;

                  (e) at any time prior to the two year anniversary of the Stockholder Approval Date, effect any Combination Transaction if, as a result of such Combination Transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such Combination Transaction (OTHER THAN any such securities that are held by an Acquiring Stockholder) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation's parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; PROVIDED, HOWEVER, that no such approval of the Series A Preferred Stock shall be required pursuant to this Section 4.4(e) in the event that, as of the date the Corporation becomes a party to a definitive agreement providing for such Combination Transaction, the fair market value of one share of Common Stock, valued in accordance with the provisions of Sections 3.4 (a) and (b) (such price to be proportionately adjusted to reflect Common Stock Events), is greater than three (3) times the Initial Conversion Price (as defined in Section
5.3 below);


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                  (f) at any time prior to the two year anniversary of the
Stockholder Approval Date, sell, convey or otherwise dispose of all or substantially all the Corporation's assets in a single transaction or series of related transactions; PROVIDED, HOWEVER, that no such approval of the Series A Preferred Stock shall be required pursuant to this Section 4.4(f) in the event that, as of the date the Corporation becomes a party to a definitive agreement providing for such sale, conveyance or other disposal of all or substantially all of the Corporation's assets, the fair market value of one share of Common Stock, valued in accordance with the provisions of Sections 3.4 (a) and (b) (such price to be proportionately adjusted to reflect Common Stock Events), is greater than three (3) times the Initial Conversion Price;

                  (g) at any time prior to the two year anniversary of the Stockholder Approval Date, take any action to liquidate or dissolve; provided, HOWEVER, that no such approval of the Series A Preferred Stock shall be required pursuant to this Section 4.4(g) in the event that, as of the date the Corporation takes such action to liquidate or dissolve, the fair market value of one share of Common Stock, valued in accordance with the provisions of Sections
3.4 (a) and (b) (such price to be proportionately adjusted to reflect Common Stock Events), is greater than three (3) times the Initial Conversion Price;

                  (h) declare or pay any dividends (other than dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution, purchase, redemption or acquisition (other than Permitted Repurchases), directly or indirectly, on account of any shares of Preferred Stock (other than the Series A Preferred Stock or the Series A-1 Preferred Stock) or Common Stock now or hereafter outstanding; or

                  (i) take any action to change the authorized number of members of the Board from eight (8).

      5. CONVERSION RIGHTS. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

            5.1   OPTIONAL CONVERSION.

                  (a) At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

                  (b) Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and


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

the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            5.2   AUTOMATIC CONVERSION.

                  (a) At any time after the second anniversary of the Stockholder Approval Date, the Corporation may cause each share of Series A Preferred Stock to be automatically converted into fully paid and nonassessable shares of Common Stock, as provided herein (such conversion, the "AUTOMATIC CONVERSION"), by delivery of a notice to each registered holder of Series A Preferred Stock, which notice shall describe the Automatic Conversion and include a certification by the Corporation's Chief Executive Officer and Chief Financial Officer that each of the conditions to Automatic Conversion listed in Sections 5.2(a)(i) to 5.2(a)(iv), inclusive, have been satisfied (the "AUTOMATIC CONVERSION NOTICE"); PROVIDED, HOWEVER, that the Corporation may not cause an Automatic Conversion unless each of the following conditions is satisfied: (i) as of the "Automatic Conversion Date" (as defined below), the Common Stock is then traded, and was traded during the sixty (60) trading day period ending on the Automatic Conversion Date, on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market (or a similar national quotation system), (ii) the average of the per share closing prices of the Common Stock on such exchange or system over the sixty (60) trading day period ending on the Automatic Conversion Date (such prices to be proportionately adjusted to reflect Common Stock Events) is greater than three (3) times the Initial Conversion Price, (iii) a registration statement with respect to the resale of the Common Stock issuable in the Automatic Conversion to holders of the Series A Preferred Stock has been filed with the Securities and Exchange Commission, such registration statement is then in effect, and the Corporation has agreed with the holders of the Series A Preferred Stock to maintain the effectiveness of such registration statement for at least 180 consecutive days beginning with the date of the Automatic Conversion, and (iv) the average daily trading volume of the Common Stock calculated over such sixty (60) day period equaled or exceeded 200,000 shares (such share amount to be proportionately adjusted to reflect Common Stock Events). For purposes of this Section 5, the "AUTOMATIC CONVERSION DATE" shall mean the date on which the Automatic Conversion Notice is, with respect to each registered holder of Series A Preferred Stock, either: (Y) delivered to such registered holder by personal delivery, or (Z) delivered to such registered holder by facsimile transmission to the fascimile address of such holder appearing on the books of the Corporation (with confirmation of receipt), and deposited with a recognized express courier for express delivery, fees prepaid, addressed to such registered holder at the address of such holder appearing on the books of the Corporation.

                  (b) Upon an Automatic Conversion in accordance with the procedures specified in Section 5.2(a), and effective as of the close of business on the Automatic Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the

Corporation and/or its transfer agent to indemnify the Corporation and/or its transfer agent from any loss incurred by it in connection with such certificates. Upon the occurrence of such Automatic Conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the Automatic Conversion Date.

            5.3 CONVERSION PRICE. Each share of Series A Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for the Series A Preferred Stock by the conversion price for the Series A Preferred Stock that is in effect at the time of conversion (the "CONVERSION PRICE"). The initial Conversion Price for the Series A Preferred Stock shall be the Closing Discounted Common Stock Price (the "INITIAL CONVERSION PRICE"). The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

            5.4 ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a Common Stock Event, the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock. The Conversion Price for the Series A Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.

            5.5 ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date for the Series A Preferred Stock the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

            5.6 ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date for the Series A Preferred Stock the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section
5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            5.7 REORGANIZATIONS, MERGERS AND CONSOLIDATIONS. If at any time or from time to time after the Original Issue Date for the Series A Preferred Stock there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series A Preferred Stock thereafter shall be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This Section 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.

            5.8   SALE OF SHARES BELOW CONVERSION PRICE.

                  (a) ADJUSTMENT FORMULA. If at any time or from time to time after the Original Issue Date for the Series A Preferred Stock the Corporation issues or sells, or is deemed by the provisions of this Section 5.8 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization, reclassification or other change as provided in Section 5.6, or a reorganization, merger or consolidation as provided in section 5.7, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                        (i) The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                        (ii) The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

                  (b) CERTAIN DEFINITIONS. For the purpose of making any adjustment required under this Section 5.8:

                        (i) The term "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 5.8(c) below, whether or not subsequently reacquired or retired by the Corporation, other than:

                              (A) shares of Common Stock issued or issuable upon
conversion of any outstanding shares of the Series A Preferred Stock, and shares of Series A Preferred Stock issued or issuable upon conversion of any outstanding shares of the Series A-1 Preferred Stock;

                              (B) any shares of Common Stock or Preferred Stock
(or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Corporation or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements approved by the Board;

                              (C) any shares of the Corporation's Common Stock
or Preferred Stock (and/or options or warrants therefor) issued to parties that are strategic partners investing in connection with a commercial relationship with the Corporation under arrangements that are, in each case, approved by the Board;

                              (D) shares of Common Stock or Preferred Stock
issued pursuant to: (i) acquisitions of other corporations or entities by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that each such transaction or series of transactions has been approved by the Board, or (ii) purchases of less than a fifty percent (50%) equity ownership of other corporations or entities in connection with joint ventures or other strategic arrangements or other commercial relationships, provided such arrangements are approved in each case by the Board;

                              (E) shares of Common Stock or Preferred Stock
issuable upon exercise of any options or warrants to purchase any securities of the Corporation outstanding as of the date of this Designation Statement and any securities issuable upon the conversion thereof;

                              (F) shares of Common Stock issued pursuant to a
transaction described in Section 5.4 hereof; and

                              (G) any shares of Common Stock or Preferred Stock
(or options, or warrants or rights to acquire the same), issued or issuable hereafter that are: (i) approved by the Board, and (ii) approved by the holders of a majority of the outstanding Series A Preferred Stock, voting together as a single class, as being excluded from the definition of "Additional Shares of Common Stock" under this subsection 5.8(b)(i).

                        (ii) The term "AGGREGATE CONSIDERATION RECEIVED" by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                        (iii) The term "COMMON STOCK EQUIVALENTS OUTSTANDING" shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                        (iv) The term "CONVERTIBLE SECURITIES" shall mean stock or other securities ultimately convertible into or exchangeable for shares of Common Stock.

                        (v) The term "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the

Corporation under this Section 5.8, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5.8, for the issue of such Additional Shares of Common Stock; and

                        (vi) The term "RIGHTS OR OPTIONS" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                  (c) DEEMED ISSUANCES. For the purpose of making any adjustment to the Conversion Price of Series A Preferred Stock required under this Section 5.8, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; PROVIDED THAT:

                        (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                        (ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                        (iii) if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of

Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

            5.9 CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the Series A Preferred Stock, the Corporation, at its expense, shall promptly cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall cause such certificate to be delivered to each registered holder of the Series A Preferred Stock in accordance with Section 5.12.

            5.10 FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the closing price of the Corporation's Common Stock (as reported by a national securities exchange, the Nasdaq National Market, the Nasdaq SmallCap Market or a similar national quotation system on which the Common Stock is then traded) on the date of conversion.

            5.11 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            5.12 NOTICES. Except as provided in Section 5.2 with respect to the Automatic Conversion Notice, any notice or certificate required by the provisions of this Designation Statement to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earliest of: (i) actual receipt, (ii) one (1) business day after deposit with a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation, or (iii) on the date of transmission by facsimile (with confirmation of receipt), sent to each holder of record at the fascimile address of such holder appearing on the books of the Corporation.

            5.13 NO IMPAIRMENT. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

      6.    MISCELLANEOUS.

            6.1 NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

            6.2 PREEMPTIVE RIGHTS. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

            6.3 PREFERRED STOCK WRITTEN CONSENT. Notwithstanding any other provision of this Designation Statement, with respect to matters involving only the Series A Preferred Stock and the rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock, the holders of the Series A Preferred Stock may take action without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of majority of the Series A Preferred Stock then outstanding.